STARWOOD PROPERTY TRUST ANNOUNCES $140 MILLION CAPITAL DEPLOYMENT

- Originates $108 Million of First Mortgages -

- Acquires $32 Million of CMBS -

Greenwich, CT (January 7, 2010)  Starwood Property Trust (NYSE: STWD), a real estate investment trust, focused primarily on originating, investing in, and financing commercial mortgage loans and other commercial real estate-related debt investments, today announced that the Company has recently closed three newly originated first mortgage loans for $107.8 million. The three loans have an expected unlevered return of approximately 11.3% inclusive of fees and a weighted average loan to value of approximately 61.5%.

The loans consist of:

•	$73.8 million loan on a portfolio of 17 extended stay hotels located in Florida, Virginia, Maryland, North Carolina and Georgia

•	$18.0 million loan on a beachfront hotel located in Laguna Beach, CA

•	$16.0 million loan on a retail center located in Orland Park, IL

The Company also recently invested approximately $32 million in single-borrower commercial mortgage backed securities ("CMBS").  The CMBS were acquired at a blended purchase price of approximately 79% of face value with an expected unlevered return of 12%.

These investments, together with those previously announced represent a cumulative $284 million of capital deployed with a weighted average expected return of 12.6% and a weighted average expected term in excess of eight years.  Within the investment portfolio of loans and CMBS, 99% of the loans are first mortgages.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. (NYSE: STWD) is a newly formed company that is focused primarily on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate-related debt investments. Starwood Property Trust, Inc. is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and intends to elect to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company's expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, and other risks detailed from time to time in the Company's reports filed with the SEC.

CONTACT: Barbara Anderson, Investor Relations, +1-203-422-8100